Pricing Supplement Dated February 20, 1996                   Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                      File No. 33-63463

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       NA
Principal Amount:            $70,000,000
Agent's Discount
  or Commission:             NA
Net Proceeds to Company:     $70,000,000
Initial Interest Rate:       To be determined on February 22, 1996 as LIBOR,
                             Telerate page 3750, Index Maturity of 3 months,
                             plus a spread of 0.0%.
Issue Date:                  2/23/96
Maturity Date:               2/23/98
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
	/X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each February 23, May 23, August 23, November 23,
                        commencing May 23, 1996 and ending November 23, 1997.
Interest Payment Dates: Each February 23, May 23, August 23, and November 23,
                        commencing May 23, 1996 and ending February 23, 1998.
Index Maturity:         3 Months
Spread (+/-):           +0.0%

Day Count Convention:
      /X/ Actual/360 for the period from  2/23/96 to 2/23/98
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      / / The Notes cannot be redeemed prior to the Stated Maturity Date.
      /X/ The Notes may be redeemed at par plus accrued interest, if any, each February 23, May 23, August 23, and November 23 prior to the Maturity Date at the option of the holder of the Notes upon 30 days prior written notice to the Company.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated